UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2023

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421

(Address of principal executive offices and zip code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TTOO	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On February 14, 2023, T2 Biosystems, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Craig-Hallum Capital Group LLC, as representatives of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”), relating to an underwritten offering of 9,018,519 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), in lieu of Common Stock for certain investors, pre-funded warrants (“Pre-funded Warrants”) to purchase 2,092,592 shares of Common Stock, and warrants (“Warrants”) to purchase 22,222,222 shares of Common Stock (collectively, the “Offering”). The closing of the Offering is expected to take place on February 17, 2023. All of the Shares, Pre-funded Warrants and Warrants are being sold by the Company. Each of the Shares and Pre-Funded Warrants will be sold in combination with an accompanying Warrant to purchase two shares of Common Stock. The combined purchase price for each Share and accompanying Warrant is $1.08, and for each Pre-funded Warrant and accompanying Warrant is $1.079, which is equal to the combined purchase price for each Share and accompanying Warrant being sold in the Offering, minus $0.001, which is the Pre-funded Warrant’s exercise price per share. The net proceeds from the Offering are expected to be approximately $10.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company does not intend to list the Pre-funded Warrants or Warrants on Nasdaq or any other nationally recognized securities exchange or trading system.

The Pre-funded Warrants have (i) an exercise price per share of Common Stock equal to $0.001 per share or (ii) a cashless exercise option for a net number of shares of Common Stock determined according to the formula set forth in the Pre-funded Warrant. The Pre-funded Warrants are exercisable upon issuance and do not expire. The exercise price and the number of shares of Common Stock issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The Warrants have (i) an exercise price per share of Common Stock equal to $1.08 per share, (ii) a cashless exercise option for a net number of shares of Common Stock determined according to the formula set forth in the Warrant or (iii) an alternate cashless exercise option (beginning on or after the earlier of (a) the thirty-day anniversary of the date of the Underwriting Agreement and (b) the date on which the aggregate composite trading volume of the Common Stock beginning on the date of the Underwriting Agreement exceeds 40,000,000 shares), to receive an aggregate number of shares of Common Stock equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon a cash exercise and (y) 0.5. The Warrants are exercisable upon issuance and will expire February 17, 2028. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

The Offering was made pursuant to a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2021 and declared effective by the SEC on April 9, 2021 (File No. 333-254918). A prospectus supplement relating to the offering has been filed with the SEC.

The representations, warranties and covenants contained in the Underwriting Agreement were made solely for the benefit of the parties thereto and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Underwriting Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Underwriting Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing descriptions of the Underwriting Agreement, the Pre-funded Warrants and the Warrants are not complete and are qualified in their entireties by reference to the full text of the Underwriting Agreement, the Form of Pre-funded Warrant and the Form of Warrant, copies of which are filed as Exhibits 1.1, 4.1 and 4.2, respectively, to this report and are incorporated by reference herein.

A copy of the opinion of Latham & Watkins LLP relating to the legality of the issuance and sale of the Shares, Pre-funded Warrants, Warrants and the shares of Common Stock issuable upon exercise of the Pre-funded Warrants and Warrants is attached as Exhibit 5.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 14, 2023, between T2 Biosystems, Inc. and Craig-Hallum Capital Group, LLC, as representatives of the several underwriters named therein.

4.1	Form of Pre-funded Warrant.

4.2	Form of Warrant.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2023	T2 BIOSYSTEMS, INC.

	By:	/s/ John Sprague
	Name:	John Sprague
	Title:	Chief Financial Officer